UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 25, 2010

Pre-Paid Legal Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Oklahoma	001-09293	73-1016728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Pre-Paid Way
Ada, Oklahoma	74820
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(580) 436-1234

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On October 25, 2010, Pre-Paid Legal Services, Inc. (the "Company") issued a press release announcing our earnings and operating results for the three months ended September 30, 2010.  A copy of the release is included as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits
The following exhibits are included with the report:

Exhibit No.	Description
99.1	Company Press Release dated October 25, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pre-Paid Legal Services, Inc.
(Registrant)

By: /s/ Randy Harp
Randy Harp
co-Chief Executive Officer, President and Chief Operating Officer
Date: October 25, 2010

For Release 8:30 a.m. Eastern	Company	Steve Williamson
Monday, October 25, 2010	Contact:	(580) 436-1234

Pre-Paid Legal Announces 2010 Third Quarter Results
—   —   —
Net Income Up 46%; Earnings Per Share Up 63%

ADA, OK, October 25, 2010 - Pre-Paid Legal Services, Inc. (NYSE:PPD) announced results for the third quarter ended September 30, 2010. Net income for the third quarter of 2010 increased 46% to $15.9 million from $10.8 million for the prior year's third quarter primarily due to a $7.6 million decrease in commissions, an $811,000 decrease in membership benefits partially offset by a $3.1 million increase in provision for income taxes. Diluted earnings per share increased 63% to $1.61 per share from 99 cents per share for the prior year’s comparable quarter due to an increase in net income of 46% and a 10% decrease in the weighted average outstanding shares. Membership fees in the third quarter of 2010 decreased slightly to $105.3 million from $105.4 million for the same period last year.

In the first nine months of 2010, membership fees increased $1.5 million to $319.3 million vs. $317.9 million for the first nine months of 2009. Net income for the first nine months of 2010 increased 17% to $51.1 million vs. $43.7 million for the first nine months of 2009 primarily due to the $1.5 million increase in membership fees, a $1.8 million increase in associate services revenue, $5.2 million decrease in commissions, a $1.5 million decrease in membership benefits, a $1.4 million decrease in associate services and direct marketing cost and a $1.8 million decrease in general and administrative expenses partially offset by a $5.2 million increase in provision for income taxes. Diluted earnings per share increased 30% to $5.13 vs. $3.95. Diluted earnings per share increased more than net income due to a 10% decrease in the weighted average number of outstanding shares.

Net cash provided from operating activities increased 10% to $53.5 million for the first nine months of 2010 from $48.4 million for 2009. During the first nine months of 2010, we returned $13.9 million to shareholders through the repurchase of 286,455 shares of common stock, at an average per share price of $48.56. Since April 1999, we have returned $471.8 million to shareholders through the purchase of 15.4 million shares, average price of $30.66 per share, and $17.1 million in dividends for a combined total of $488.9 million representing more than 100% of our net earnings during the same timeframe. At September 30, 2010, we had $23.6 million of debt outstanding and $75.2 million in cash and cash equivalents and unpledged investments and had availability pursuant to our lending agreements to spend approximately $31.9 million for share repurchases and/or dividends.

Third quarter 2010 membership fees decreased $1.5 million to $105.3 million from $106.7 million for the second quarter of 2010. Associate services revenues decreased during the 2010 third quarter by $393,000 to $6.1 million from $6.5 million for the 2010 second quarter and associate services and direct marketing expenses decreased by approximately $1.0 million during the same period. Membership benefits totaled $35.2 million in the third quarter of 2010 compared to $35.9 million for the 2010 second quarter and represented 33.4% and 33.6% of membership fees for the respective periods. Commissions to associates totaled $29.1 million in the 2010 third quarter compared to $29.2 million for the 2010 second quarter and represented 27.6% and 27.4% of membership fees for the respective periods. General and administrative expenses decreased $115,000 during the 2010 third quarter to $12.3 million compared to $12.4 million for the 2010 second quarter and represented 11.7% of membership fees for both periods.

We will conduct a conference call to present the third quarter results on Wednesday, October 27, 2010, at 8:30 a.m. Eastern Time. The conference call will be webcast on the investor relations' page of www.prepaidlegal.com or may be accessed by dialing (720) 545‐0046. Audio replay will be available beginning at 10:30 a.m. Eastern Time on October 27, 2010 and will run through midnight Wednesday, November 3, 2010 by dialing (706) 645‐9291; conference ID for the replay is 15768290. The presentation will be available on the web site indefinitely by selecting “Earnings Calls” under the “Investor Relations” section. Questions may be submitted prior to the call via email to investor@pplsi.com.

About Us - We believe our products are one of a kind, life events legal service plans. Our plans provide for legal service benefits provided through a network of independent law firms across the U.S. and Canada, and include unlimited attorney consultation, will preparation, traffic violation defense, automobile-related criminal charges defense, letter writing, document preparation and review and a general trial defense benefit. We have an identity theft restoration product we think is also one of a kind due to the combination of our identity theft restoration partner and our provider law firms. More information about our products and us can be found at our homepage at www.prepaidlegal.com.

Forward-Looking Statements
Statements in this press release, other than purely historical information, regarding our future plans and objectives and expected operating results, dividends and share repurchases and statements of the assumptions underlying such statements, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained herein are based on certain assumptions that may not be correct. They are subject to risks and uncertainties incident to our business that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are described in the reports and statements filed by us with the Securities and Exchange Commission, including (among others) those listed in our Form 10-K, Form 10-Q and Form 8-K, and include the risks that our membership persistency or renewal rates may decline, that we may not be able to continue to grow our memberships and earnings, that we are dependent on the continued active participation of our founder and Chairman, that pending or future litigation may have a material adverse effect on us if resolved unfavorably to us, that we may have compromises of our information security, that during an economic downturn in the economy consumer purchases of discretionary items may be affected which could materially harm our sales, retention rates, profitability and financial condition, that we could be adversely affected by regulatory developments, that competition could adversely affect us, that we are substantially dependent on our marketing force, that our stock price may be affected by short sellers, that we have been unable to increase our employee group membership sales, that our active premium in force is not indicative of future revenue as a result of changes in active memberships from cancellations and additional membership sales and that we have repurchased more than half our outstanding shares over the past years. Please refer to pages 16 - 19 of our 2009 Form 10-K and pages 7 and 8 of our June 30, 2010 Form 10-Q for a more complete description of these risks. We undertake no duty to update any of the forward-looking statements in this release.

PRE-PAID LEGAL SERVICES, INC.
Financial Highlights (Unaudited)

(Dollars and shares in 000s, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Membership fees	$105,255	$105,435	$319,314	$317,856
Associate services	6,103	7,624	20,627	18,814
Other	697	888	2,475	2,790
	112,055	113,947	342,416	339,460
Costs and expenses:
Membership benefits	35,180	35,991	106,713	108,209
Commissions	29,069	36,676	87,840	93,023
Associate services and direct marketing	6,593	7,827	19,694	21,132
General and administrative	12,329	12,613	37,075	38,918
Other, net	2,232	2,361	6,839	6,495
	85,403	95,468	258,161	267,777

Income before income taxes	26,652	18,479	84,255	71,683
Provision for income taxes	10,785	7,648	33,116	27,960
Net income	$ 15,867	$ 10,831	$ 51,139	$ 43,723

Basic earnings per common share	$ 1.61	$ .99	$ 5.14	$ 3.96
Diluted earnings per common share	$ 1.61	$ .99	$ 5.13	$ 3.95
Weighted average number of shares, as adjusted:
Primary	9,850	10,967	9,954	11,048
Diluted	9,866	10,983	9,969	11,061

Net cash provided by operating activities	$ 19,150	$ 12,893	$ 53,450	$ 48,409
Net cash provided by (used in) investing activities	$ (3,241)	$ 2,477	$ (1,973)	$ (3,263)
Net cash used in financing activities	$(13,264)	$ (5,554)	$(32,773)	$(32,794)
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